Complementary Agreement To The Equity Purchase Agreement

The Complementary Agreement to the Equity Purchase Agreement (hereinafter referred to as the “Complementary Agreement”) is entered into between the following two parties in Shenzhen on January 9, 2008.

Transferor: Shenzhen Pengsangpu Solar Industrial Products Corporation.
Address: 11th Floor, Meizhou Building, Longzhu Avenue, Nanshan District, Shenzhen
Legal representative: Qiu Renzheng

Transferee: Deli Solar Technology Development Company.
Address: Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
Legal representative: Du Deli

Either of the Transferor or Transferee is named as “one party” and altogether “both parties.”

1.1 This Complementary Agreement is entered into between the two parties to the original Equity Purchase Agreement that had been entered into between them, in order to ensure the execution of the Equity Purchase Agreement as well as the fast development of Shenzhen Pengsangpu Solar Industrial Products Corporation. This Complementary Agreement has the equal legal effect as the Equity Purchase Agreement because it is an integral part of the Equity Purchase Agreement. Should there be any inconsistency between the Complementary Agreement and the Equity Purchase Agreement, the Complementary Agreement shall prevail.

1.2 The transferor is willing to transfer 100% of its equity interest (i.e. the stockholders rights of the target company) for the Transferee according to the provisions and conditions of the Complementary Agreement, and the Transferee is willing to accept the target stockholder's rights according to the similar provisions and the conditions.

1.3 As a subsidiary wholly owned by China Solar & Clean Energy Solutions, Inc. (“China Solar”) in China, Deli Solar Technology Development Company is a duly incorporated and wholly foreign-owned enterprise. China Solar is a listed company on the OTCBB market of NASDAQ, under the stock symbol of DLSL.OB. This company is hereinafter referred to as the Listed Company.

1.4 The Listed Company plans to directly accept 100% of the stockholder's rights from the target company. Because the Listed Company is an alien corporation, in order to carry on the Equity Interest Transfer, it has to go through the related Chinese Government’s long and complex examination and approval procedures. The two parties agree as follows: in order to avoid the above examination and approval procedures, the wholly owned subsidiary Deli Solar Technology Development Company is responsible for this Equity Interest Transfer.

Art.2 Operation and Management

2.1 In order to stabilize the management and operation team and guarantee the realization of management target, Transferee agrees that under a condition that Pengsangpu’s management and operation team can achieve an operation target which has been provided in this Complementary Agreement, the existing management and operation team has the complete management authority.

Art.3 The Consideration of the Equity Interest Transfer

3.1 The Transferor agrees to transfer the its equity interest in Shenzhen PengSangPu Corporation to the Transferee according to this agreement regulated provision and condition, and the Transferee agrees to accept the target stockholder's rights according to the similar provisions and the conditions.

3.2 Depending on the price of the equity interest of the target company Shenzhen PengSangPu Coporation, the Transferee will pay to the Transferor: 1) the after-audit 100% cost of the target company’s net assets; and 2) the 100% expenses (i.e. the transfer expenses) of the target company’s brand and trademark that is consulted between the two parties based on the evaluated price.

3.3 Both parties have decided that the target company’s brand and trademark are together valued as 20,000,000 RMB.

Art. 4 Payment Method and Timing

4.1 Both parties agree that the net-asset part of the consideration to the equity interest shall be 20,000,000 RMB in cash (If the net assets are valued less than 20,000,000 RMB, the amount of cash payable shall be reduced to the amount calculated in the audit report). The excess of the net assets of 20,000,000 RMB, as well as the part of brand and trademark shall be completely paid by means of the common stock. The cash is used as the working capital of the target company. 50% of the cash shall be reimbursed to the Transferor upon one year after the date of the Complementary Agreement; and after two years, the remaining balance shall be paid off.

4.1.1 Of the consideration to the equity interest, both the stock payment and the net-asset remaining sum are paid completely by the common stock. The Transferee assures that after one year, 50% of the stock shall be transferable. Two years later, the stock shall all go public (with dealing with the legal procedures and the notarization procedure). The stock price is that when this agreement is signed, it is the average price of the Listed Company’s market prices in the immediate 30 trading days proceeding to the date of the Complementary Agreement. (If the stock price is lower than the above mentioned price a year later when the stock goes public, the Transferee agrees to make up the fixed price when the agreement is signed). The transfer will be completed within 180 days after the agreement is signed.

4.2 Both the parties agree that the payment shall be scheduled as follows: The auditing of the target company starts within 10 days after the agreement is signed. Within 5 working days after the report of audit is finished, the Transferee’s board of directors will decide whether it approves the report or not depending on the reported results. Within 2 months after the Transferee’s board of directors approves the report, the Transferee has to pay the transfer sum according to the provision 4.1. Of the price paid by means of stock, the payment time is subject to the provision 4.1.1.

4.3 After the Transferor receives the consideration stipulated in the above provision 4.1, both the parties shall immediately make the registration of the change of shareholder’s right at the industry and commerce institution within 5 working days.

4.4 Both parties hereby confirm that the Transferor has not received the consideration of the agreement from the Transferee, even if the transfer related to the target stockholder's rights has obtained the change authorization of industry and commerce institution on the stockholder's rights, parts of the target stockholder's rights that do not consist with the agreement still belong to the Transferor, and then the Transferee has no right to execute any rights and interests related to the stockholder's rights of the target company. Only when the Transferor receives the full consideration of the equity interest from the Transferee, can the Transferor enjoy the stockholder's rights in the target company and the complete property ownership. And according to the target company's contract and regulations, the Transferor shall enjoy the corresponding right and shall undertake the corresponding duty.

Art. 5 Independent Auditing on Equity Interest Transfer

5.1 For the audit of the target company’s net assets, both parties agree to choose a Hong Kong accounting firm that is consistent with the Transferor’s request and is approved by U.S. Securities Exchange Commission.

5.2 For the evaluation of the target company’s brands and trademarks, both parties agree to choose an assessment company of Shenzhen that has the quality according to the Transferor’s request.

5.3 If the Equity Interest Transfer is accomplished, the above expenses shall be paid by the new Shenzhen PengSangPu. Otherwise, the expenses shall be paid by both parties with a ratio of 50%, respectively.

Art.6 Representations and Warranties

6.1 When the agreement is signed and effective, the Transferor makes the representations and warranties to Transferee as follows:

6.1.1 The Transferor is authorized to carry on the transaction, stipulated in this agreement, and it has obtained essential corporate authorizations and has adopted necessary corporate actions for signing and fulfilling this agreement.

6.1.2 The Transferor has duly obtained the stockholder's approval right legitimately when the agreement is signed up;

6.1.3 The target company's property and the stockholder's rights shall not set with any mortgage or pawn, and the target company has not provided any warranty for a third party. In addition, it has this property and the target stockholder's rights legitimately with the origin.

6.1.4 There is no lawsuit or arbitration in view of the target company.

6.2 When the agreement is signed up and effective, the Transferee gives the Transferor the statement and warranty as follows:

6.2.1 The Transferee is authorized to carry on this agreement stipulated transaction, and it has adopted all of the essential corporation authorities and the legal acts for signing and fulfilling this agreement.

6.2.2 The source of the capital used by the Transferee for paying the transfer sum is legitimate.

6.3 In order to guarantee the execution of the Agreement, after the agreement is signed, the Transferee shall make this agreement content reported to the Listed Company’s board of directors, and it must obtain the approval of the Listed Company’s board of directors.

Art. 7 The bilateral further agreement and warranty

7.1 Both parties agree: After the Equity Interest Transfer is completed; the target company's board of directors will be composed by 5 directors, in which the Transferor will designate 2 directors and a supervisor and the Transferee will designate 3 directors and a supervisor. The Transferee shall have the right designate the chairman of the board, and the Transferor shall have the right to designate the legal representative and the general manage. (The Transferor’s trustees who have not entered the board of directors will attend the directorate as the non-voting delegates).

7.2 Both parties agree: After the Equity Interest Transfer is completed, by taking the achievement as the foundation, in order to guarantee the achievements are made smoothly, the Transferee does not directly take part of the corporation management and operation work.

7.3 Both parties agree: After the Equity Interest Transfer is completed, if needing to expand the scale of production or increase the new management project, then the board of directors will determine whether needing to increase the capital while exceeding the target company’s fund raising ability. For the later three years, the company does not present the melon cutting in order to make the company become greatly strong.

7.4 The Transferee carries on this Equity Interest Transfer and finally has the target company’s 100% stockholder's rights aiming to: The target company has the good achievements and has the profit-earning ability and the profit growth anticipation.
Therefore, when the Transferor is the target company’s original shareholder with the original management and operation team, herein the following warranty is given to the target company's achievements: (Note: This achievement guarantee is that when it does not need the Transferee to invest again, the foundation has a bigger development and the separate increase. For three years, it does not the melon cutting and the profit is used for expanding the scale of production as well as the realization of achievement guarantee.)

7.4.1 If the sales volume of Target Company as of 2008 is higher than 99,000,000 RMB, the after-tax net profit will not be lower than 9,430,000 RMB.

7.4.2 If the sales volume of Target Company as of 2009 is higher than 143,900,000 RMB, the after-tax net profit will not be lower than 12,130,000 RMB.

7.4.3 To adapt the company's fast development, the production management plan is formulated once every two years. (After the first year ends, the third year achievement plan is formulated)

7.4.4 The company’s general manager and deputy general manager see an appointment contract that is signed every three years, guaranteeing the continuity of management and operation.

7.4.5 The target company’s original shareholders remain in office for three years.

7.4.6 The treatment of Target Company’s original shareholder and the original management and operation team is still maintained by the original level, with the way that the original achievement and the salary are linked up.

7.4.7 The company will withdraw 5% of its profit for bonus after the above achievements are made. If it fulfills the above guaranteed achievements, company will withdraw 10% of the exceeding quota for bonus. The bonus assignment plan is made by the general manager and the deputy general manager jointly and then it is submitted to the board of directors for the approval of the reward to the company staff.

7.5 If the company is not be able to realize the above guaranteed annual achievements, the differential part will be deducted from the floating bonus that the Transferor lends to the target company. If the part cannot be equal to the deduction, then the Transferor’s listed-company stock is taken to make up the differential part that has not achieved the profit for the year by means of a price given to the Transferor at the meantime.

7.6 Both parties agree: An office building which the target company leases for the present work sees a rent of the current price on market, with the monthly payment whose time is counted after the Equity Interest Transfer is finished.

Art. 8 Related fees

8.1 The registration fee related to the Equity Interest Transfer is at the target company’s cost.

8.2 The tax money that occurs because of the target Equity Interest Transfer will be handled according to the stipulation of Chinese relevant laws. If the laws have not stipulated the money explicitly, this money will be equally at both parties’ cost.

Art.9 The breach payment

9.1 Both parties agree: If a party breaches the statement or the guarantee that it gives thereof in this agreement and then make another party suffer any loss, the breaching party must compensate all direct losses for the innocent party.

Art.10 Effectiveness

10.1 This agreement is effective since being signed (on the effective date).

Art.11 Applied laws

11.1 The establishment, effectiveness and interpretation of agreement are all subject to the laws of People’s Republic of China.

Art.12 Arbitration and settlement

12.1 All disputes in connection with this agreement or the terms therefore may be submitted for arbitration to Shenzhen Arbitration Commission in accordance with the provisional Rules of Procedures promulgated by the said Arbitration Commission. The decision of the Arbitration Commission shall be final and binding upon both parties.

Art.13 Others

13.1 Any revision to this agreement must adopt the written form and be signed up by the bilateral representatives of legitimate authorization.

13.2 Both parties should treat the opposite party’s commercial material that this agreement involves as confidential data. This security service will be still effective for 5 years after this agreement is fulfilled.

13.3 Within this agreement’s term of validity, a party may honor the other party a delay for any breach or the delay of fulfillment. However, this delay cannot affect, harm or limit any of the innocent party’s rights and interests that under this agreement’s terms and conditions, the innocent party has as the creditor depending on the related laws and regulations. This does not mean: The innocent party gives up the right it carries on the investigation to the breaching party’s behaviors. It also does not mean: The innocent party gives up the right it carries on the investigation to the breaching party’s future similar behaviors.

13.4 For the smooth fulfillment of agreement, both parties shall join forces with each other on principle of honesty and credit. And for the unsettled issues of agreement, both parties shall make resolutions with friendly, fair and reasonable negotiation.

13.5 This agreement is written in 6 copies each in Chinese. Both the Transferor and the Transferee hold three of these copies, respectively.

Transferor: Shenzhen Pengsangpu Solar Industrial Products Corporation (seal)

Shareholder’s name	Stock proportion	Shareholder’s signature	Signing date
Qiu Renzheng	43.334%	/s/ Qiu Renzheng	1/9/2008
Chen Hanwen	28.333%	/s/ Chen Hanwen	1/9/2008
Luo Bin	28.333%	/s/ Luo Bin	1/9/2008

Transferee: Deli Solar Technology Development Company (Seal)

Legal representative’s signature: /s/ Du Deli

Signing date: January 9, 2008